Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Autocallable Contingent Coupon Securities Linked to SHOP Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: Shopify Inc. (ticker: “SHOP”) Pricing date: March 19, 2024 Valuation dates: Monthly Maturity date: April 24, 2025 Contingent coupon: At least 8 . 00 % per annum*, paid monthly only if the closing value of the underlying is greater than or equal to the coupon barrier value on the related valuation date . You are not assured of receiving any contingent coupon . Coupon barrier value: 63.00% of the initial underlying value Final buffer value: 63.00% of the initial underlying value Buffer percentage: 37.00% Automatic early redemption: If on any autocall date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Autocall dates: Monthly on valuation dates beginning after six months Equity ratio: The stated principal amount divided by the initial underlying value CUSIP / ISIN: 17331ANM9 / US17331ANM98 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the final valuation date Underlying return: (Current closing value - initial underlying value) / initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value) + the cash buffer If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will receive underlying shares (or, in our sole discretion, cash) and a cash buffer at maturity that together will be worth less than the stated principal amount of your securities, and you will not receive any contingent coupon payment at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated February 22, 2024 * The actual contingent coupon rate will be determined on the pricing date. ** The hypotheticals assume that the contingent coupon will be set at the lowest value indicated in this offering summary. *** Assumes the interim valuation date is also an autocall date. **** Assumes that the closing value of the underlying on the final valuation date is the same as the closing value of the underlying on the maturity date. Hypothetical Interim Payment per Security ** Hypothetical Underlying Return on Interim Valuation Date Hypothetical Payment for Interim Valuation Date Hypothetical R ede m p t i o n *** 100.0 0% $1,006.667 Redeemed 50.00% $1,006.667 Redeemed 25.00% $1,006.667 Redeemed 0.00% $1,006.667 Redeemed - 0.0 1% $6.667 Securities not redeemed - 25. 0 0% $6.667 Securities not redeemed - 37. 0 0% $6.667 Securities not redeemed - 37. 0 1% $0.00 Securities not redeemed - 50. 0 0% $0.00 Securities not redeemed - 75. 0 0% $0.00 Securities not redeemed - 100 . 00% $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security **** Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any. Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity or Cash Value of Underlying Shares Received at Maturity 100.00% $1,00 0 .00 50.00% $1,00 0 .00 25.00% $1,00 0 .00 0.00% $1,00 0 .00 - 25.00% $1,00 0 .00 - 37.00% $1,00 0 .00 - 37.01% $999.90 - 50.00% $870.00 - 75.00% $620.00 - 100.00% $370.00

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth significantly less than the stated principal amount and possibly nothing. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than the coupon barrier value. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . Th e a bo v e su m m a r y of s e l e c t ed r i s k s d oes n ot d es c r i be a l l of t he r i s k s a s so c i a ted w i th a n i nv e st m ent i n t h e secu r i t i es. You s h o u l d r e a d t h e a cc o m p an y i ng p r e l i m i na r y p r i c i ng s u p pl e m e nt and p r odu c t s u p p l e m e n t fo r a m o r e c o m p l e t e d e s c r i p t i on o f r i s k s r e l a t i n g to t h e secu r i t i e s . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.